Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB APPOINTS MICHEL DOUKERIS TO BOARD OF DIRECTORS

ST. PAUL, Minn. – Feb. 20, 2025 – The board of directors of Ecolab Inc. has appointed Michel Doukeris, Chief Executive Officer of AB InBev, to the Ecolab board as an independent director, effective February 20, 2025.

“Michel's experience as the CEO of a major global company and his deep knowledge of complex operations, world-class branding of innovative products and winning in consumer industries make him a tremendous addition to our board of directors,” said Christophe Beck, Ecolab chairman and chief executive officer. “His proven ability to lead international teams to strong business results in both developed and developing markets, along with his commitment to elevating food safety and addressing water scarcity challenges, aligns perfectly with Ecolab's mission to protect what’s vital. We look forward to leveraging his strategic insights and experience to further enhance our offerings and create incremental value for our customers, communities and shareholders.”

“Ecolab's board is dedicated to fostering sustainable growth and delivering meaningful value for our shareholders. We continuously evaluate and refresh the board’s composition to ensure it reflects the full range of expertise and perspectives essential to support our mission and growth plans. We are thrilled to welcome Michel to the Ecolab board and are excited about the extensive executive and industry knowledge he brings,” said Dave MacLennan, lead independent director for the Ecolab board.

“It’s an honor to join the board of Ecolab, a company that is dedicated to delivering for its shareholders while making a positive impact for its customers and communities. I look forward to bringing my global experience to bear as I work with my fellow board members to help guide Ecolab’s strategy and advance the company’s growth,” said Michel Doukeris.

Mr. Doukeris, age 51, is a prominent leader with deep global executive experience in the beverage industry. He has served as Chief Executive Officer of AB InBev since 2021, where he leads the world's largest brewer in its purpose to create a future with more cheers. His leadership roles across AB InBev in the United States, Asia and South America have equipped him with significant insights into global business operations, talent development, and the challenges of water and energy utilization. Under his leadership, the company has implemented various sustainability initiatives aimed at reducing environmental impact while meeting consumer demands. Mr. Doukeris earned a Bachelor of Science (Chemical Engineering) from the Federal University of Santa Catarina (Brazil) and a Master’s Degree in Marketing from Fundação Getulio Vargas (Brazil). He has also completed post-graduate programs in Marketing and Marketing Strategy at the Kellogg School of Management (USA) and Wharton Business School (USA).

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on more than a century of innovation, Ecolab has annual sales of $16 billion, employs approximately 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, high tech, life sciences, hospitality and industrial markets.

www.ecolab.com

Follow us on LinkedIn @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

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Investor Contacts:

Andrew C. Hedberg

+1 651 250 2185

Cairn Clark

+1 651 250 2291

Media Contact:

Nigel Glennie

+1 651 250 2576

MediaRelations@Ecolab.com

February 20, 2025

(ECL-C)